EXHIBIT 99.2

FOR IMMEDIATE RELEASE

Investor Relations Contact	Press Contact
Barbara Domingo	Shannon Mangum Henderson
Align Technology, Inc.	Ethos Communication, Inc.
(408) 470-1000	(678) 417-1767
investorinfo@aligntech.com	shannon@ethoscommunication.com

Align Technology’s VP, Human Resources Resigns to Join Yahoo!

Santa Clara, Calif. – October 31, 2005 – Align Technology, Inc. (Nasdaq: ALGN), the inventor of Invisalign®, a proprietary method of straightening teeth without wires and brackets, today announced that Pat Wadors has resigned as Align’s Vice President, Human Resources to take a senior leadership role in human resources at Yahoo! Ms. Wadors will remain at Align through the end of November to help recruit her replacement and ensure a smooth transition.

Ms. Wadors joined Align in January 2004 to lead Align’s global human resources efforts. She leaves the Company to join Yahoo!, where she will support more than 4,000 employees in a $1 billion organization and report directly to Libby Sartain, widely-recognized as a guru in human resources. “Align is truly a terrific company that has a great deal to offer employees, customers, and shareholders,” said Ms. Wadors. “My new position at Yahoo! fulfills an important career goal of working with one of the leading authorities in my field. I am proud to have been part of the Align team, and am confident that I am leaving behind a highly focused, stable company.”

“Pat has made significant contributions to the organization by developing employee recruitment, retention and development programs that will scale with Align’s growth,” said Thomas M. Prescott, Align President and Chief Executive Officer. “She has had a positive impact not only on the overall Company, but on Align’s more than 1,000 individual employees as well. She will remain a valuable advisor and we wish her all the best at Yahoo!”

About Align Technology, Inc.

Align Technology designs, manufactures and markets Invisalign, a proprietary method for treating malocclusion, or the misalignment of teeth. Invisalign corrects malocclusion using a series of clear, nearly invisible, removable appliances that gently move teeth to a desired final position. Because it does not rely on the use of metal or ceramic brackets and wires, Invisalign significantly reduces the aesthetic and other limitations associated with braces. Invisalign is appropriate for treating adults and older teens. Align Technology was founded in March 1997 and received FDA clearance to market Invisalign in 1998.

To learn more about Invisalign or to find a certified Invisalign doctor in your area, please visit www.invisalign.com or call 1-800-INVISIBLE.

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